Exhibit 99.1

LENSAR® Announces Termination of Merger Agreement with Alcon Research, LLC

Company to Report Fourth Quarter Financial Results and Provide Strategic Update on March 31, 2026

ORLANDO, Fla., March 16, 2026 (GLOBE NEWSWIRE) — LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or the “Company”), a global medical technology company focused on advanced robotic laser solutions for the treatment of cataracts, announced that it reached an agreement with Alcon Research, LLC (“Alcon”) to terminate the merger agreement between the parties.

We understand that the Federal Trade Commission intends to seek to enjoin the acquisition contemplated by the merger agreement. The Company and Alcon mutually agreed that terminating the merger agreement at this time is in the best interest of both companies, as the required closing condition of receiving necessary U.S. regulatory approvals is unlikely to be met by the merger agreement’s outside date of April 23, 2026 or the potential extended outside date of July 23, 2026. The Company will retain the $10.0 million deposit contemplated by the merger agreement.

“While we are disappointed with this outcome and the FTC’s intention to challenge the proposed transaction, we remain committed to advancing the field of cataract surgery through the continued market growth of our ALLY Robotic Cataract Laser System™. Since its commercial introduction in 2022, we believe it has become clearer every day that ALLY is the future of refractive cataract surgery. With ALLY, we were able to significantly extend our technology leadership position, established on the strength of our previous-generation LLS platform. We have expanded our footprint and LENSAR’s influence in the space, which supported market share gains and significant procedure growth. Our team is committed to realizing the full potential of our innovation and capturing the significant untapped opportunity that exists in the market we serve,” said Nick Curtis, President and CEO of LENSAR. “We are focused on continuing to drive the expansion of ALLY’s global installed base and procedure volumes, and creating long-term value for patients, our surgeon partners and shareholders. We will share more detail on our strategy when we release our financial results on March 31, 2026.”

Additional Information:

LENSAR plans to report fourth quarter and full-year 2025 financial results and additional details on its go-forward strategy on Tuesday, March 31, 2026, with a press release to be issued prior to the open of trading. The Company will host a conference call on March 31 at 8:30 a.m. Eastern Time. Details on how to access the conference call will be provided in an upcoming announcement.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of astigmatism as an integral aspect of the procedure. LENSAR has developed its ALLY Robotic Cataract Laser System™ as a compact, highly ergonomic system utilizing an extremely fast dual-modality laser and integrating AI into proprietary imaging and software. ALLY is designed to transform premium cataract surgery by utilizing LENSAR’s advanced robotic technologies with the ability to perform the entire procedure in a sterile operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary

Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: (i) risks related to disruption of management time from ongoing business operations due to the terminated merger with Alcon (the “Terminated Merger”); (ii) the risk that any announcements relating to the Terminated Merger could have adverse effects on the market price of the Company’s common stock; (iii) the significant costs, expenses and fees for professional services and other transaction costs in connection with the Terminated Merger and the risk that the deposit from Alcon retained by the Company is insufficient to cover such costs, expenses and fees; (iv) the risk of any litigation related to the Terminated Merger; (v) the risk that the Terminated Merger could have an adverse effect on the ability of the Company to retain and maintain relationships with customers, suppliers and other business partners and retain and hire key personnel and on its operating results and business generally; (vi) the risks inherent in Company’s ability to grow its business; and (vii) the Company’s ability to obtain financing on favorable terms, or at all. In addition, a number of other important factors could cause the Company’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com

Source: LENSAR, Inc.